Exhibit 3.28

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ANGIOTECH PHARMACEUTICALS (US), INC.

Pursuant to RCW 23B.10.070 of the Washington Business Corporation Act, the following Amended and Restated Articles of Incorporation of Angiotech Pharmaceuticals (US), Inc. are hereby submitted for filing.

ARTICLE I. NAME

The name of this corporation is Angiotech Pharmaceuticals (US), Inc. (the “Corporation”).

ARTICLE II. DURATION

The period of duration of the Corporation shall be perpetual.

ARTICLE III. PURPOSES

The purpose of the Corporation is to engage in any and all lawful business for which Corporations may be incorporated under the Washington Business Corporation Act, as amended (the “Act”).

ARTICLE IV. SHARES

(A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Class B Common Stock.” The total number of shares which the Corporation is authorized to issue is 10,000 shares, each with a par value of $0.001 per share. 5,000 shares shall be Common Stock and 5,000 shares shall be Class B Common Stock.

(B) Terms of Stock.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock and the Class B Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. The payment of any such dividend shall be made to the holders of the shares of capital stock of the Corporation entitled to receive such dividend pro rata based on the number of shares of shares of capital stock held by each such shareholder. The Board of Directors may declare dividends on either the Common Stock and Class B Common Stock, or may declare dividends on both the Common Stock and Class B Common Stock in different or the same amounts.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed to the holders of the Common Stock and Class B Common Stock pro rata based on the number of shares of Common Stock and Class B Common Stock held by each shareholder.

3. Redemption. The Common Stock and Class B Common Stock are not redeemable.

4. Voting Rights. The holder of each share of Class B Common Stock shall have the right to 5 votes per share and the holder of each share of Common Stock shall have the right to one vote per share. The Class B Common Stock and Common Stock shall vote together as a single class on all matters on which shareholders are entitled to vote.

ARTICLE V. REGISTERED OFFICE AND REGISTERED AGENT

The registered office of the Corporation shall be at 701 Fifth Avenue, Suite 6100, Seattle, Washington 98104-7098, and the name of its registered agent at that address is HEWM Corporate Services, Inc.

ARTICLE VI. PREEMPTIVE RIGHTS

Shareholders of the Corporation have no preemptive right to acquire unissued shares of the Corporation.

ARTICLE VII. BOARD OF DIRECTORS

The number shall be determined in accordance with the Bylaws of the Corporation. If a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, such vacancy shall be filled by the Board of Directors in accordance with the Bylaws of the Corporation.

ARTICLE VIII. VOTING RIGHTS

At each election for directors, no cumulative voting by the shareholders shall be permitted.

To the extent permitted under RCW Ch. 23B, the Corporation’s shareholders may take action by the affirmative vote of a majority of all shareholders of the Corporation entitled to vote on an action. This Article is specifically intended to reduce the voting requirements otherwise prescribed under RCW 23B.10.030, 23B.11.030 and 23B.12.020 in accordance with RCW 23B.07.270. Except to the extent otherwise expressly provided in the preferences, limitations, voting powers and relative rights as set forth in these Amended and Restated Articles of Incorporation (the “Restated Articles”) with respect to a particular class or series of shares or unless the Board of Directors conditions its submission of the proposed shareholder action on a separate vote by one or more smaller voting groups, classes or series, the holders of each outstanding class or series of shares of this corporation shall not be entitled to vote as a separate voting group (a) on any amendment to the Restated Articles with respect to which such class or series would otherwise be entitled under RCW 23B.10.040(1)(a), (e) or (f) to vote as a separate voting group, (b) on any plan of merger or share exchange with respect to which such class or series would otherwise be entitled under RCW 23B.11.035 to vote as a separate voting group, or (c) on any transaction pursuant to RCW 23B.12.020. With respect to matters presented to the shareholders for approval under RCW 23B.10.030, 23B.11.030, and 23B.12.020, in accordance with RCW 23B.07.270, the Corporation’s shareholders may take action by the affirmative vote of holders of at least a majority of all votes entitled to be cast on the plan or transaction by within each applicable voting group. This Article is intended to reduce the voting requirements otherwise prescribed by the Washington Business Corporation Act with respect to the foregoing matters.

ARTICLE IX. SHAREHOLDER ACTION WITHOUT A MEETING BY LESS THAN UNANIMOUS CONSENT

Any action required or permitted to be taken at a meeting of shareholders of this Corporation may be taken without a meeting or a vote if the action is taken by shareholders holding of record or otherwise entitled to vote in the aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted, provided that at the time the action is taken this Corporation is not a public company (as defined in the Act). Notice of the taking of such action shall be given to those shareholders entitled to vote on the action who have not consented in writing. Such notice shall be given in such manner and at such time that it will be effective (as provided below) at least twenty-four hours before the effective date of the action, except where longer notice is required under the Act. The notice shall be in writing and may be transmitted by mail, private carrier or personal delivery; telegraph or teletype; telephone, wire or wireless equipment which transmits a facsimile of the notice; or by any other means permitted by the Act. Written notice shall be effective as provided in Section 23B.01.410 of the Act (specifically including paragraph 5(a) thereof) or any successor provisions thereto.

ARTICLE X. LIMITATION ON LIABILITY OF DIRECTORS

A director shall have no liability to the Corporation or its shareholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct by the director, or a knowing violation of law by the director, or for conduct violating Section 23B.08.310 of the Act, or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by the Act, as so amended. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification.

ARTICLE XI. INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

Section 1. Right to Indemnification. The Corporation shall indemnify each person who is or was, or is threatened to be made, a party to or is otherwise involved (including, without limitation, as a witness) in any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer, he or she is or was serving at the request of the Corporation as a director, officer, partner, member, trustee, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise (whether the basis of such proceeding is alleged action in an official capacity as a director, officer, partner, member, trustee, employee or agent or in any other capacity while serving as a director, officer, partner, member, trustee, employee or agent), against all obligations to pay any judgment, settlement, penalty, fine (including any excise tax assessed with respect to an employee benefit plan) and reasonable expenses (including attorneys fees) incurred or suffered by such person in connection therewith; provided, however, that (i) except as provided in Section 2 of this Article with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation, and (ii) the Corporation shall not indemnify any person from or on account of: (a) acts or omissions of the person finally adjudged to be intentional misconduct or a knowing violation of law, (b) conduct finally adjudged to be in violation of RCW 23B.08.310, or (c) any transaction with respect to which it was finally adjudged that such person personally received a benefit in money, property or services to which the person was not legally entitled. The right to indemnification conferred in this Section 1 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 1 or otherwise.

Section 2. Right of Claimant to Bring Suit. If a claim under Section 1 of this Article is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The claimant shall be presumed to be entitled to indemnification under this Article upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to the Corporation), and thereafter the Corporation shall have the burden of proof to overcome the presumption that the claimant is not so entitled. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses shall be a defense to the action or create a presumption that the claimant is not so entitled.

Section 3. Contracts. The Corporation may, without further shareholder action, enter into contracts with any director or officer of the Corporation in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

Section 4. Indemnification of Employees and Agents of the Corporation. The Corporation may, by action of its Board of Directors from time to time, provide indemnification and pay expenses in advance of the final disposition of a proceeding to employees and agents of the Corporation with the same scope and effect as the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation or pursuant to rights granted pursuant to, or provided by, the Act or otherwise.

Section 5. Nonexclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

DATED as of March 13, 2006.

/s/ David M. Hall
Name:	David M. Hall
Title:	CFO, Secretary & Treasurer

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